EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pioneer Energy Services Corp.:
We consent to the incorporation by reference in the registration statements (No. 333-225094) on Form S-3 and (Nos. 333-48286, 333-110569, 333-153180, 333-160415, 333-177077, 333-188722, 333-195966, 333-211550, and 333-231684) on Form S-8 of Pioneer Energy Services Corp. of our reports dated March 6, 2020, with respect to the consolidated balance sheets of Pioneer Energy Services Corp. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Pioneer Energy Services Corp. Our report dated March 6, 2020 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and is facing risks and uncertainties surrounding its Chapter 11 proceedings that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Our report also refers to the adoption of Accounting Standards Update No. 2016-02, Leases.
/s/ KPMG LLP
San Antonio, Texas
March 6, 2020